Steven Zubkis to Step Down as President CEO of WorldBestBuy.com, Parent Company International Brands, Inc.

Company Founder to Remain as interim Chairman of the Board Pending Nationwide Search For Replacement

SAN DIEGO, Calif., March 14 /PRNnewswire/ -- International Brands, Inc., (OTC Bulletin Board; INBR), parent company of WorldBestBuy.com (www.worldbestbuy.com), today announced the resignation of Steven (Vladisisv) Zubkis as the company's President and Chief Executive Officer. Mr. Zubkis will also resign his duties as President and CEO of International Brands' wholly owned subsidiary, Internet e-commerce company WorldBestBuy.com, pending the completion of a nationwide search for a new chief executive for both companies.

Until the search for a new company CEO is complete, Mr. Zubkis will remain with International Brands as Interim Chairman of the Board.

Mr. Zubkis' resignation follows a favorable decision by U.S. District Judge John G. Koeltl on March 2, 2000 regarding a pending settlement of charges filed against Mr. Zubkis by the U.S. Securities and Exchange Commission. The charges concerned allegations of improprieties in security sales by agents employed by Mr. ZuLkis when he was an officer of a previous company, and were in no way connected to International Brands, Inc. or WorldBestBuy.com.

"For some time i have believed it would be in the best interests of the shareholders, employees, and customers of International Brands, Inc., and WorldBestBuy.com that I resign as President and Chief Executive," said Mr. Zubkis. "However, I felt that it was necessary to fight for a favorable resolution before taking that step. Now that there is some light at the end of this tunnel, it is time for me to turn control of the company over to a new leader who will guide the futures of both companies.

"While this has been a painful period for me personally, I wish to reassure the shareholders in International Brands that the company remains financially viable and committed to its future success, both with WorldBestEluy.com and with its other operating companies. The Board of Directors and I look forward to naming successors who will guide International Brands professionally and Competently in the future," Mf. Zubkis said.

A search for a new President and CEO, as well as other members of a new management team, is already being undertaken by the Board of Directors of International Brands. Those appointments will be announced as soon as the Board completes its selection process and confirms the appointments.

About WorldBestBuy.com.:

San Diego-based WorldBestBuy.com is a wholly-owned division of International Brands, Inc. (OTC Bulletin Board: INBR)' a publicly-traded technology company with majority or partial interests in Internet, media, entertainment, and broadcasting enterprises.

For more information, contact Kellie Fitzgerald of International Brands, Inc., 800-420-5282.

SOURCE WorldDestBuy.com

CONTACT: Kellie Fitzgerald of International Brands, Inc., 800-420-5282